ASSET PURCHASE AGREEMENT

                                LADISH CO., INC.
                                      Buyer

                             STOWE MACHINE CO., INC.
                                     Company

                                  June 14, 1997




                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

   1.     PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . .    1
          1.1.   Assets to be Transferred  . . . . . . . . . . . . . . .    1
          1.2.   Excluded Assets . . . . . . . . . . . . . . . . . . . .    3

   2.     ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . . .    4
          2.1.   Liabilities to be Assumed . . . . . . . . . . . . . . .    4
          2.2.   Liabilities Not to be Assumed . . . . . . . . . . . . .    5

   3.     PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . . .    7
          3.1.   Purchase Price  . . . . . . . . . . . . . . . . . . . .    7
          3.2.   Payment of Purchase Price . . . . . . . . . . . . . . .    7
          3.3.   Determination of Net Working Capital  . . . . . . . . .    9
          3.4.   Prorations  . . . . . . . . . . . . . . . . . . . . . .   11
          3.5.   Other Payments and Adjustments  . . . . . . . . . . . .   12
          3.6.   Intentionally Left Blank  . . . . . . . . . . . . . . .   13

   4.     REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS . .   13
          4.1.   Corporate . . . . . . . . . . . . . . . . . . . . . . .   13
          4.2.   Authority . . . . . . . . . . . . . . . . . . . . . . .   14
          4.3.   No Violation  . . . . . . . . . . . . . . . . . . . . .   14
          4.4.   Financial Statements  . . . . . . . . . . . . . . . . .   14
          4.5.   Tax Matters . . . . . . . . . . . . . . . . . . . . . .   15
          4.6.   Accounts Receivable . . . . . . . . . . . . . . . . . .   16
          4.7.   Inventory . . . . . . . . . . . . . . . . . . . . . . .   16
          4.8.   Absence of Certain Changes  . . . . . . . . . . . . . .   17
          4.9.   Absence of Undisclosed Liabilities  . . . . . . . . . .   18
          4.10.  No Litigation . . . . . . . . . . . . . . . . . . . . .   18
          4.11.  Compliance With Laws and Orders . . . . . . . . . . . .   18
          4.12.  Title to and Condition of Properties  . . . . . . . . .   20
          4.13.  Insurance . . . . . . . . . . . . . . . . . . . . . . .   22
          4.14.  Contracts and Commitments . . . . . . . . . . . . . . .   23
          4.15.  Labor Matters . . . . . . . . . . . . . . . . . . . . .   24
          4.16.  Employee Benefit Plans  . . . . . . . . . . . . . . . .   25
          4.17.  Employment Compensation . . . . . . . . . . . . . . . .   29
          4.18.  Trade Rights  . . . . . . . . . . . . . . . . . . . . .   29
          4.19.  Major Customers and Suppliers . . . . . . . . . . . . .   29
          4.20.  Product Warranty and Product Liability  . . . . . . . .   30
          4.21.  Affiliates' Relationships to Company  . . . . . . . . .   31
          4.22.  Shareholder List  . . . . . . . . . . . . . . . . . . .   31
          4.23.  Assets Necessary to Business  . . . . . . . . . . . . .   31
          4.24.  No Brokers or Finders . . . . . . . . . . . . . . . . .   31
          4.25.  Disclosure  . . . . . . . . . . . . . . . . . . . . . .   31

   5.     REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . .   32
          5.1.   Corporate . . . . . . . . . . . . . . . . . . . . . . .   32
          5.2.   Authority . . . . . . . . . . . . . . . . . . . . . . .   32
          5.3.   No Brokers or Finders . . . . . . . . . . . . . . . . .   32
          5.4.   Disclosure  . . . . . . . . . . . . . . . . . . . . . .   32
          5.5.   Financial Statements  . . . . . . . . . . . . . . . . .   32

   6.     EMPLOYEES - EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . .   33
          6.1.   Affected Employees  . . . . . . . . . . . . . . . . . .   33
          6.2.   Retained Responsibilities . . . . . . . . . . . . . . .   33
          6.3.   Payroll Tax . . . . . . . . . . . . . . . . . . . . . .   33
          6.4.   Termination Benefits  . . . . . . . . . . . . . . . . .   33
          6.5.   Employee Benefit Plans  . . . . . . . . . . . . . . . .   33

   7.     OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . .   35
          7.1.   Title Insurance . . . . . . . . . . . . . . . . . . . .   35
          7.2.   Surveys . . . . . . . . . . . . . . . . . . . . . . . .   35
          7.3.   Environmental Audits  . . . . . . . . . . . . . . . . .   35
          7.4.   Escrow Agreement  . . . . . . . . . . . . . . . . . . .   35
          7.5.   Consulting and Noncompetition Agreements  . . . . . . .   35
          7.6.   Noncompetition  . . . . . . . . . . . . . . . . . . . .   36
          7.7.   Confidential Information  . . . . . . . . . . . . . . .   37
          7.8.   Intentionally Left Blank  . . . . . . . . . . . . . . .   37
          7.9.   Intentionally Left Blank  . . . . . . . . . . . . . . .   37
          7.10.  Intentionally Left Blank  . . . . . . . . . . . . . . .   37
          7.11.  Use of Company's Name . . . . . . . . . . . . . . . . .   37
          7.12.  Sales Tax Matters . . . . . . . . . . . . . . . . . . .   37
          7.13.  Unemployment Compensation . . . . . . . . . . . . . . .   38

   8.     FURTHER COVENANTS OF COMPANY AND SHAREHOLDERS  . . . . . . . .   38
          8.1.   Access to Information and Records . . . . . . . . . . .   38
          8.2.   Intentionally Left Blank  . . . . . . . . . . . . . . .   38
          8.3.   Conduct of Business Pending the Closing . . . . . . . .   38
          8.4.   Change of Corporate Name  . . . . . . . . . . . . . . .   39
          8.5.   Consents  . . . . . . . . . . . . . . . . . . . . . . .   39
          8.6.   Other Action  . . . . . . . . . . . . . . . . . . . . .   40
          8.7.   Disclosure  . . . . . . . . . . . . . . . . . . . . . .   40

   9.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . . . . .   40
          9.1.   Representations and Warranties True on the Closing
               Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
          9.2.   Compliance With Agreement . . . . . . . . . . . . . . .   40
          9.3.   Absence of Litigation . . . . . . . . . . . . . . . . .   40
          9.4.   Consents and Approvals  . . . . . . . . . . . . . . . .   40
          9.5.   Title Insurance . . . . . . . . . . . . . . . . . . . .   41
          9.6.   Estoppel Certificates . . . . . . . . . . . . . . . . .   41
          9.7.   Intentionally Left Blank  . . . . . . . . . . . . . . .   41
          9.8.   Section 1445 Affidavit  . . . . . . . . . . . . . . . .   41
          9.9.   Environmental Audit . . . . . . . . . . . . . . . . . .   41

   10.    CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS  . . . . . . . .   41
          10.1.  Representations and Warranties True on the Closing
               Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   41
          10.2.  Compliance With Agreement . . . . . . . . . . . . . . .   42
          10.3.  Absence of Litigation . . . . . . . . . . . . . . . . .   42

   11.    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . .   42
          11.1.  By Company and Shareholders . . . . . . . . . . . . . .   42
          11.2.  By Buyer  . . . . . . . . . . . . . . . . . . . . . . .   43
          11.3.  Indemnification of Third-Party Claims . . . . . . . . .   43
          11.4.  Payment . . . . . . . . . . . . . . . . . . . . . . . .   44
          11.5.  Indemnification for Environmental Matters . . . . . . .   45
          11.6.  Limitations on Indemnification  . . . . . . . . . . . .   45
          11.7.  No Waiver . . . . . . . . . . . . . . . . . . . . . . .   46

   12.    CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
          12.1.  Documents to be Delivered by Company and
               Shareholders  . . . . . . . . . . . . . . . . . . . . . .   46
          12.2.  Documents to be Delivered by Buyer  . . . . . . . . . .   47

   13.    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .   48
          13.1.  Right of Termination Without Breach . . . . . . . . . .   48
          13.2.  Termination for Breach  . . . . . . . . . . . . . . . .   49

   14.    INTENTIONALLY LEFT BLANK . . . . . . . . . . . . . . . . . . .   50

   15.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .   50
          15.1.  Disclosure Schedule . . . . . . . . . . . . . . . . . .   50
          15.2.  Further Assurance . . . . . . . . . . . . . . . . . . .   50
          15.3.  Disclosures and Announcements . . . . . . . . . . . . .   50
          15.4.  Assignment; Parties in Interest . . . . . . . . . . . .   50
          15.5.  Equitable Relief  . . . . . . . . . . . . . . . . . . .   50
          15.6.  Law Governing Agreement . . . . . . . . . . . . . . . .   51
          15.7.  Amendment and Modification  . . . . . . . . . . . . . .   51
          15.8.  Notice  . . . . . . . . . . . . . . . . . . . . . . . .   51
          15.9.  Expenses  . . . . . . . . . . . . . . . . . . . . . . .   52
          15.10. Entire Agreement  . . . . . . . . . . . . . . . . . . .   53
          15.11. Counterparts  . . . . . . . . . . . . . . . . . . . . .   53
          15.12. Headings  . . . . . . . . . . . . . . . . . . . . . . .   53
          15.13. Glossary of Terms . . . . . . . . . . . . . . . . . . .   53

                               Disclosure Schedule

   Schedule 1.1.(a)           -    Owned Real Property
   Schedule 1.1.(b)           -    Leased Real Property
   Schedule 1.1.(e)           -    Personal Property Leases
   Schedule 1.1.(g)(i)        -    Contracts
   Schedule 1.1.(g)(ii)       -    Purchase Orders
   Schedule 1.1.(g)(iii)      -    Sales Orders
   Schedule 4.1.(c)           -    Foreign Corporation Qualification
   Schedule 4.3               -    Violation, Conflict, Default
   Schedule 4.4               -    Business Financial Statements
   Schedule 4.5.(b)           -    Tax Returns
   Schedule 4.5.(c)           -    Tax Audits
   Schedule 4.5.(d)           -    Consolidated Group
   Schedule 4.5.(e)           -    Other
   Schedule 4.6               -    Accounts Receivable (Aged Schedule)
   Schedule 4.7               -    Inventory Off Premises
   Schedule 4.8               -    Certain Changes
   Schedule 4.9               -    Off-Balance Sheet Liabilities
   Schedule 4.10              -    Litigation Matters
   Schedule 4.11.(a)          -    Non-Compliance with Laws
   Schedule 4.11.(b)          -    Licenses and Permits
   Schedule 4.11.(c)          -    Environmental Matters (Exceptions to
                                   Representations)
   Schedule 4.12.(a)(i)       -    Pre-Closing Liens
   Schedule 4.12.(a)(ii)      -    Post-Closing Liens
   Schedule 4.12.(b)          -    Asset Condition
   Schedule 4.12.(c)          -    Underground Storage Tanks
   Schedule 4.13              -    Insurance
   Schedule 4.14.(g)          -    Collective Bargaining Agreements
   Schedule 4.14.(h)          -    Loans
   Schedule 4.14.(i)          -    Guarantees
   Schedule 4.14.(k)          -    Burdensome or Restrictive Agreements
   Schedule 4.14.(l)          -    Material Contracts
   Schedule 4.15              -    Labor Matters
   Schedule 4.16.(a)          -    Employee Plans/Agreements
   Schedule 4.16.(g)          -    Post-Retirement Benefits
   Schedule 4.17              -    Employment Compensation
   Schedule 4.18              -    Trade Rights
   Schedule 4.19.(a)          -    Major Customers
   Schedule 4.19.(b)          -    Major Suppliers
   Schedule 4.19.(c)          -    Dealers and Distributors
   Schedule 4.20              -    Product Warranty, Warranty Expense and
                                   Liability Claims
   Schedule 4.21.(a)          -    Contracts with Affiliates
   Schedule 4.21.(c)          -    Obligations
   Schedule 4.22              -    Shareholder List


                                Exhibit Schedule

   Exhibit 3.2.(d)       -    Note
   Exhibit 5.5           -    Buyer's Financial Statements
   Exhibit 7.4           -    Escrow Agreement
   Exhibit 7.5           -    Consulting and Noncompetition Agreement
   Exhibit 12.1.(c)      -    Opinion of Company Counsel
   Exhibit 12.2.(d)      -    Opinion of Buyer's Counsel



                            ASSET PURCHASE AGREEMENT


               ASSET PURCHASE AGREEMENT (this "Agreement") dated June ___, 1997, by and among Ladish Co., Inc., a Wisconsin corporation ("Buyer"), and Stowe Machine Co., Inc., a Connecticut corporation ("Company") and F. Robert Petricone and William R. Petricone (individually "Shareholder" and together the "Shareholders").


                                    RECITALS

               A. Company is engaged in the manufacturing and selling of machined components for the jet engine industry (the "Business"). Shareholders own eighty-six percent (86%) of the issued and outstanding capital stock of Company and will deliver the consent of the third party owning the remainder of the issued and outstanding capital stock of the Company.

               B. Company's facilities consist of a plant and office located at 45 Hayden Station Road, Windsor, Connecticut (the
   "Facilities").

               C. Buyer desires to purchase from Company, Company desires to sell to Buyer, and the Shareholders desire to cause Company to sell to Buyer the Business and substantially all of the property and assets of Company.

               NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

   1.     PURCHASE AND SALE OF ASSETS

          1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall, and Shareholders shall cause Company to, sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's request, to one or more wholly-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Company, together with all rights and privileges associated with such assets and with the business of the Company, other than the Excluded Assets (as hereinafter defined) (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

               1.1.(a)   Owned Real Property.  All of the real property,
          including fixtures, buildings, improvements, and all appurtenant rights owned by Company, including the real property described on
          Schedule 1.1.(a) (the "Owned Real Property").

               1.1.(b)   Leased Real Property.  All of the leases of real
          property with respect to real property leased by Company, including the leases (the "Real Property Leases") described on Schedule 1.1.(b) with respect to the real property described thereon (the "Leased Real Property").

               1.1.(c)   Personal Property.  All machinery, equipment,
          vehicles, supplies, spare parts, furniture and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held for use by Company on the Closing Date.

               1.1.(d)   Inventory.  All inventories of raw materials,
          work-in-process and finished goods (including all such in transit), tooling and service and repair parts, supplies and components held for resale by Company on the Closing Date, together with related packaging materials (collectively the "Inventory").

               1.1.(e)   Personal Property Leases.  All leases of machinery,
          equipment, vehicles, furniture and other personal property leased by Company except for leases of property for the use of the Shareholders, including all such leases (the "Personal Property Leases") described in Schedule 1.1.(e) .

               1.1.(f)   Trade Rights.  All the Company's interest in any
          Trade Rights. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

               1.1.(g)   Contracts.  All the Company's rights in, to and
          under all contracts ("Contracts") purchase orders ("Purchase Orders") and sales orders ("Sales Orders") described in Schedules 1.1.(g)(i), 1.1.(g)(ii) and 1.1.(g)(iii) of the Disclosure Schedule, respectively, as well as every Purchase Order or Sales Order entered into by Company after the date of this Agreement in the ordinary course of business and in accordance with past practice to the extent that such Contracts, Purchase Orders and Sales Orders individually exceed One Thousand Dollars ($1,000) or in the aggregate exceed Twenty-Five Thousand Dollars ($25,000). At the Closing, Company shall update the Disclosure Schedule to include all Contracts, Purchase Orders and Sales Orders entered into by the Company after the date of this Agreement in the ordinary course of business which involve consideration or other expenditures in each case by Company in excess of Fifty Thousand and 00/100 Dollars ($50,000) or performance over a period of more than twelve (12) months from the date of the Contract, Purchase Order or Sales Order. Prior to Closing, Buyer shall have the opportunity to review the updated Disclosure Schedule and should Buyer elect not to assume any Contract, Purchase Order or Sales Order disclosed thereon, Buyer may terminate this Agreement without incurring any liability pursuant to Section 13 of this Agreement.

               1.1.(h)   Computer Software.  All computer source and object
          codes, programs and other software owned or licensed by Company, including all machine readable code, printed listings of code, documentation and related property and information of Company.

               1.1.(i)   Literature.  All sales literature, promotional
          literature, catalogs and similar materials of Company.

               1.1.(j)   Records and Files.  All records and files of Company
          of every kind including, without limitation, invoices, customer and vendor lists, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Company.

               1.1.(k)   Notes and Accounts Receivable.  All notes, drafts
          and accounts receivable of Company, except for those described in
          Section 1.2.(e) hereof.

               1.1.(l)   Licenses; Permits.  All licenses, permits,
          approvals, certifications and listings of Company.

               1.1.(m)   Corporate Name.  The name "Stowe Machine Co., Inc.,"
          and all rights to use or allow others to use such name.

               1.1.(n)   General Intangibles.  All prepaid items, all causes
          of action arising out of occurrences before or after the Closing, and other intangible rights and assets.

          1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Company (collectively the "Excluded Assets"):

               1.2.(a)   Cash and Cash Equivalents.  All cash and cash
          equivalents, other than petty cash balances at Company's various places of business.

               1.2.(b)   Consideration.  The consideration delivered by Buyer
          to Company pursuant to this Agreement.

               1.2.(c)   Tax Credits and Records.  Federal, state and local
          income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

               1.2.(d)   Corporate Franchise.  Company's franchise to be a
          corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Company. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

               1.2.(e)   Obligations of Affiliates.  Notes, drafts, accounts
          receivable or other obligations for the payment of money, made or owed by any Affiliate of Company. For purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

               1.2.(f)   Insurance Refund.  Unearned premiums on policies of
          insurance purchased by Company before the Closing Date providing such unearned premiums are not used in determining Net Working Capital under Article 3 hereof.

               1.2.(g)   Health Insurance Trust Account.  Any balance in
          Company's health insurance trust account, providing said balance is not used in determining Net Working Capital under Article 3 hereof, and Company and Shareholders apply said balance to the retained responsibilities in Section 6.2 prior to utilizing the balance for any other purpose.


   2.     ASSUMPTION OF LIABILITIES

          2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following Liabilities of Company (collectively the "Assumed Liabilities"):

               2.1.(a)   Closing Business Balance Sheet Liabilities.  The
          accounts payable and accrued Liabilities reflected or reserved against on the Closing Business Balance Sheet (as hereinafter defined), but only in the amounts so reflected or reserved.

               2.1.(b)   Contractual Liabilities.  Company's Liabilities
          arising from and after the Closing Date under and pursuant to the following:

                      (i)       The Real Property Leases described on
               Schedule 1.1.(b) of the Disclosure Schedule.

                      (ii)      The Personal Property Leases described on
               Schedule 1.1.(e) of the Disclosure Schedule.

                      (iii) The Contracts described on Schedule 1.1.(g)(i) of the Disclosure Schedule.

                      (iv)      The unfilled Purchase Orders described on
               Schedule 1.1.(g)(ii).

                      (v)       The unfilled Sales Orders described on
               Schedule 1.1.(g)(iii).

                      (vi) Every other Purchase Order or Sales Order constituting a Purchased Asset under Section 1.1.(g).

          The Real Property Leases, Personal Property Leases, Contracts, Purchase Orders and Sales Orders described in this Section 2.1.(b) are hereinafter collectively described as the "Assumed Contracts."

               2.1.(c) Liabilities Under Permits and Licenses. Company's Liabilities arising from and after the Closing Date under any permits or licenses listed in Schedule 4.11.(b) and assigned to Buyer at the Closing.

          2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of Section 2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Liabilities of Company:

               2.2.(a)   Certain Contracts.  The Liabilities of Company under
          and pursuant to the following contracts and leases:

                      (i) Any and all institutional financing obligations or Liabilities of the Company which exist at the time of the Closing.

                      (ii) Any and all Liabilities of the Company to the Shareholders.

                      (iii) Any obligation or Liability of the Company with respect to wages or benefits for the Shareholders or to any third party on behalf of the Shareholders except as set forth in the Consulting and Noncompetition Agreements attached hereto as Exhibits 7.5.

               2.2.(b)   Taxes Arising from Transaction.  Any taxes
          applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use (except for use taxes associated with relicensing Company automobiles, gross receipts or documentary stamp taxes.

               2.2.(c)   Income and Franchise Taxes.  Any Liability of
          Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

               2.2.(d)   Insured Claims.  Any Liability of Company insured
          against, to the extent such Liability is or will be paid by an insurer.

               2.2.(e)   Product Liability.  Any Liability of Company arising
          out of or in any way relating to or resulting from any product manufactured, assembled or sold prior to the Closing Date (including any Liability of Company for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise), except only that Buyer is assuming Company's Liabilities under and pursuant to Company's standard written product warranty on products currently produced by the Company as set forth in Schedule 4.20, to the extent of the reserve carried on the Closing Business Balance Sheet. Provided further, that with respect to product liability claim arising under this Section 2.2.(e) to the extent Buyer can repair or replace the defective product Buyer shall do so on behalf of Company and Company and Shareholders shall reimburse Buyer for the cost and expenses associated with said repair or replacement.

               2.2.(f)   Litigation Matters.  Any Liability with respect to
          any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") brought prior to the Closing Date or arising from events occurring prior to the Closing Date, whether or not described in Schedule 4.10.

               2.2.(g)   Infringements.  Any Liability to a third party for
          infringement of such third party's Trade Rights.

               2.2.(h)   Transaction Expenses.  All Liabilities incurred by
          Company in connection with this Agreement and the transactions contemplated herein.

               2.2.(i)   Liability For Breach.  Liabilities of Company for
          any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

               2.2.(j)   Liabilities to Affiliates.  Liabilities of Company
          to its present or former Affiliates.

               2.2.(k)   Violation of Laws or Orders.  Liabilities of Company
          for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

               2.2.(l)   Lazzari Contract.  Any contractual liability of
          Company to its employee William J. Lazzari.

               2.2.(m)   Uninsured Health Claims.  Uninsured health claims
          incurred prior to the Closing Date, whether submitted or not, which arose prior to the Closing Date will be paid by the Company and will not be reflected on the Closing Business Balance Sheet.


   3.     PURCHASE PRICE - PAYMENT

          3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, and (ii) Nine Million Five Hundred Thousand Dollars ($9,500,000.00).

          3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

               3.2.(a)   Assumption of Liabilities.  At the Closing, Buyer
          shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

               3.2.(b)   Cash to Escrow Agent.  At the Closing, Buyer shall
          deliver to the Escrow Agent, under the Escrow Agreement (as defined in Section 7.4), the sum of One Hundred Thousand Dollars ($100,000.00) plus the excess of the cash and cash equivalents on hand at the Company on the Closing Date over One Hundred Fifty Thousand Dollars ($150,000.00) (collectively the "Escrow Funds"). The Escrow Funds are held to guarantee Company's portion of any post closing adjustment pursuant to Section 3.2.(e) of this Agreement.

               3.2.(c)   Cash to Company.  At the Closing, Buyer shall
          deliver to Company Eight Million Five Hundred Thousand Dollars ($8,500,000.00), less the amount paid to the Escrow Agent pursuant to Subsection 3.2.(b) above.

               3.2.(d)   Note to Company.  At the Closing, Buyer shall
          deliver to the Company a promissory note (the "Note") in the amount of One Million Dollars ($1,000,000.00). The Note shall have a three-year term and will bear interest at the rate of 7% per annum, calculated on a 365-day year. Interest payments shall be made quarterly beginning ninety days after the closing. The principal of the Note shall be repaid in three installments on the first three anniversaries of the Closing. The first installment shall be in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00). The second and third installments shall each be in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000.00). The Note shall be in the form of Exhibit 3.2.(d) hereto.

               3.2.(e)   Adjustment of Cash Purchase Price on Settlement
          Date. On or before the fifth business day following the final determination of the Closing Business Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"):

                      (i) either (A) Company shall pay to Buyer the amount, if any, by which Net Working Capital on the Recent Business Balance Sheet (as hereinafter defined) exceeds Net Working Capital on the Closing Business Balance Sheet (as hereinafter defined), or (B) Buyer shall pay to Company the amount, if any, by which Net Working Capital on the Closing Business Balance Sheet exceeds Net Working Capital on the Recent Business Balance Sheet, in each case together with interest from the Closing Date to the date of payment at the rate of seven percent (7%) per annum from the Closing Date.

                      (ii) Company shall pay to Buyer, or Buyer shall pay to Company, as the case may be, an amount equal to the net of any reconciliation of the prorations as provided in Section
               3.4 below.

               3.2.(f)   Method of Payment.  All payments under this Section
          3.2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein. The first payments made by Company pursuant to Section 3.2.(e)(i)(A) shall be from the Escrow Funds.

          3.3.   Determination of Net Working Capital.

               3.3.(a)   Definition of Net Working Capital.  The term "Net
          Working Capital" shall mean the dollar amount by which the net book value of the Purchased Assets constituting accounts and notes receivable, prepaid expenses and inventory exceeds the net book value of the Assumed Liabilities constituting accounts payable and accrued expenses, as reflected in the Recent Business Balance Sheet or Closing Business Balance Sheet, as applicable.

               3.3.(b)   Closing Business Balance Sheet.  The balance sheet
          of Company prepared as of the Closing Date shall be prepared as follows:

                      (i) Within 45 days after the Closing Date, Buyer shall deliver to Company a balance sheet of Company as of the Closing Date (the "Closing Business Balance Sheet"), prepared in accordance with generally accepted accounting principles from the books and records of Company, on a basis consistent with the generally accepted accounting principles theretofore followed by Company in the preparation of the Recent Business Balance Sheet as of December 31, 1996 ("Recent Business Balance Sheet") and in accordance with this Section 3.3, and fairly presenting the financial position of Company as of the Closing Date. The Closing Business Balance Sheet shall be accompanied by detailed schedules of the Purchased Assets and Assumed Liabilities and by a report (1) setting forth the amount of Net Working Capital (as defined above) reflected in the Closing Business Balance Sheet, (2) stating that (a) the examination of the Closing Business Balance Sheet has been made in accordance with generally accepted auditing standards and (b) the Closing Business Balance Sheet has been prepared in accordance with generally accepted accounting principles, on a basis consistent with the accounting principles theretofore followed by Company, except as otherwise provided in this Section 3.3, and (3) setting forth the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 3.2.(e) hereof.

                      (ii) Within 30 days following the delivery of the balance sheet referred to in (i) above, Company may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or Company pursuant to Section 3.2.(e) hereof. Any such objection shall be made in writing and shall state Company's determination of the amount of the Net Working Capital.

                      (iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Company are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Company and Buyer or, if no agreement is reached, by Company's Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the balance sheet of Company as of the Closing Date and the calculation of Net Working Capital, which shall be final and binding for purposes of this Article 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the Closing Business Balance Sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Company as follows:

                      Company shall pay a percentage of such fees and
               expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Net Working Capital as finally determined by the Third Accounting Firm and Net Working Capital as reflected in the objection prepared and delivered by Company in accordance with Section 3.3.(b)(ii), and B is equal to the absolute value of the difference (in dollars) between Net Working Capital as finally determined by the Third Accounting Firm and Net Working Capital as reflected in the report prepared and delivered by Buyer in accordance with Section 3.3.(b)(i). As used in this Agreement, the term "Closing Business Balance Sheet" shall mean the balance sheet of Company as of the Closing Date as finally determined for purposes of this Article 3, whether by acquiescence of Company in the figures supplied by Buyer in accordance with Section 3.3.(b)(i), by negotiation and agreement of the parties or by the Third Accounting Firm in accordance with Section 3.3.(b)(iii).

                      (iv) Buyer agrees to permit Company, Company's accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Company, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer's Accountants and access to representatives of Buyer's Accountants, which documents and access are necessary to review the balance sheet delivered by Buyer in accordance with
               Section 3.3.(b)(i). In addition, Company's Accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of the Closing Business Balance Sheet. Company similarly agrees to permit Buyer's Accountants and their respective representatives, during normal business hours, to have reasonable access to any books and records of Company which do not constitute Purchased Assets, in order to enable them to prepare such balance sheet.

                      (v) Notwithstanding any provision contained herein requiring that the Closing Business Balance Sheet be prepared in a manner consistent with Company's past practices or in accordance with generally accepted accounting principles, the Closing Business Balance Sheet shall be prepared utilizing the following criteria:

                                (A)  Prepaid expenses shall be valued at not
                      more than the net realizable value which Buyer can obtain from such assets.

                                (B)  Inventory shall be calculated by adding
                      to the December 31, 1996, inventory as set forth on the Recent Business Balance Sheet, the cost of forgings received by the Company into inventory from January 1, 1997, to the closing Date, and subtracting therefrom the cost of forgings shipped or otherwise transferred to customers or forgings scrapped between January 1, 1997, and the Closing Date. To the extent that there is a difference between the actual inventory on hand on the Closing Date and the foregoing calculation, the method of valuation set forth herein shall prevail.

                                (C)  All accrued liabilities shall be
                      sufficient for the payment in full of the liabilities to which they relate and accrued expenses shall reflect all accruals of a character that would be reflected in a manner consistent with a year-end balance sheet.

                                (D) Accounts receivable and notes receivable shall be the book value of all receivables on the Closing Date minus the book value of all receivables over 120 days at the Closing Date, the book value of which receivables shall be retained by the Company.

                                (E) No insurance claim relating to damage to or full or partial loss of any property occurring after the date of the Recent Business Balance Sheet shall be valued in excess of the book value (net of accumulated depreciation) of such property as reflected in the Recent Balance Sheet.

          3.4. Prorations. The following prorations relating to the Purchased Assets will be made as of the Closing Date, with Company liable to the extent such items relate to any time period up to and including the Closing Date if not already taken into account on the Closing Business Balance Sheet and Buyer liable to the extent such items relate to periods subsequent to the Closing Date. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid on the Settlement Date as provided by Section 3.2.(e) hereof:

               3.4.(a)   Personal property taxes, real estate taxes and
          assessments, and other taxes, if any, on or with respect to the Purchased Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by Company.

               3.4.(b)   Rents, additional rents, taxes and other items
          payable by Company under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

               3.4.(c)   The amount of rents, taxes and charges for sewer,
          water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

               3.4.(d)   All other items normally adjusted in connection with
          similar transactions.

          If the actual expense of any of the above items for the billing period within which the Closing Date falls is not known on or before the Settlement Date, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often. Company agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

          3.5. Other Payments and Adjustments. The amount of wages and other remuneration due in respect of periods to and including the Closing Date to employees of Company and the amount of bonuses due to such employees for all such periods will be paid by Company directly to such employees. Except to the extent taken into account on the Closing Business Balance Sheet, Buyer shall receive a credit on the Settlement Date in an amount equal to all vacation, holiday and sick pay unpaid by Company as of the Closing Date attributable to any period or partial period of employment by Company prior to the Closing Date, plus employee payroll taxes applicable thereto due or to become due, for those employees of Company who will be employed by Buyer after the Closing and (i) who have not as of the Closing Date taken vacation, holiday or sick time earned prior to Closing, or (ii) who have not earned vacation, holiday or sick time as of the Closing Date but who would have earned vacation, holiday or sick time for any such period or partial period of employment prior to the Closing (on a pro rata basis) had they continued as employees of Company to the date when such vacation, holiday or sick pay would have accrued to them. Notwithstanding the foregoing, the Company and the Buyer agree that the accrual of a pro rata portion of vacation pay for the employees of the Company on the Closing Business Balance Sheet shall satisfy the requirements of this subsection 3.5 and shall require no further adjustment or credit to Buyer hereunder. For purposes of the foregoing, the term "pro rata" shall mean an amount equal to the total vacation pay actually paid or to be paid to all employees of the Company who became employees of Buyer during 1997, multiplied by a fraction, the numerator of which shall be the number of days from January 1, 1997, to the Closing Date, and the denominator of which shall be the number of days from the Closing Date to December 31, 1997.

          3.6.   Intentionally Left Blank.

   4.     REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

          Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

          4.1.   Corporate.

               4.1.(a)   Organization.  Company is a corporation duly
          organized, validly existing and in good standing under the laws of the State of Connecticut.

               4.1.(b)   Corporate Power.  Company has all requisite
          corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

               4.1.(c)   Qualification.  Company is duly licensed or
          qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in
          Schedule 4.1.(c).

               4.1.(d)   No Subsidiaries.  Company does not own any interest
          in any corporation, partnership or other entity.

          4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholders of Company. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms.

          4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.12.(a)) upon any of the assets of Company under, any term or provision of the Articles of Incorporation or By-laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

          4.4. Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements of Company consisting of balance sheets of Company as of December 31, 1994, 1995 and 1996, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Ernst & Young LLP, independent auditors for Company for such years. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated. The Recent Business Balance Sheet and the Closing Business Balance Sheet shall be in accordance with the specifications set forth in Article 3; the books and records of the Company utilized to prepare such Closing Business Balance Sheet shall accurately reflect the transactions of the Company from January 1, 1997 to the Closing Date on a basis consistent with the Recent Business Balance Sheet.

          4.5.   Tax Matters.

               4.5.(a)   Provision for Taxes.  To the best of Company's
          knowledge, the provision made for taxes on the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

               4.5.(b)   Tax Returns Filed.  Except as set forth on Schedule
          4.5.(b), all federal, state, foreign, county, local and other tax returns required to be filed on or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. To the best of Company's knowledge, Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

               4.5.(c)   Tax Audits.  The federal and state income tax
          returns of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 4.5.(c), and Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company, except for a sales and use tax deficiency for years prior to September, 1990 which deficiency has been paid in full. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

               4.5.(d)   Consolidated Group.  Schedule 4.5.(d) lists every
          year Company was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group.

               4.5.(e)   Other.  Except as set forth in Schedule 4.5.(e),
          since December 31, 1996 Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

          4.6. Accounts Receivable. All accounts receivable of Company reflected on the Recent Business Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 4.6 contains an aged schedule of accounts receivable included in the Recent Business Balance Sheet. All accounts receivable of Company reflected on the Closing Business Balance Sheet will represent arm's length sales actually made in the ordinary course of business and will be collected in the ordinary course of business. Provided, that for those accounts receivable reflected on the Closing Business Balance Sheet which are not collected in 120 days after the invoice date of the receivable, Company and Shareholders shall pay Buyer the amount of such accounts receivable and Buyer shall assign said accounts receivable to Company and Shareholders.

          4.7. Inventory. All inventory of Company reflected on the Recent Business Balance Sheet, including goods that are imperfect, slow moving, obsolete or unusable are stated at amounts not in excess of their good faith estimated net realizable values and are valued in accordance with generally accepted accounting principles at the lower of cost on a LIFO basis or market. All inventory purchased since the date of the Recent Business Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in
   Schedule 4.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement. Except as set forth in
   Schedule 4.7, all work-in-process contained in inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Company with no recent history of credit problems with respect to Company; to the best of Company's knowledge, neither Company nor any such customer is in material breach of the terms of any obligation to the other and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. Except as set forth in Schedule 4.7, all work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified.

          4.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.8, since the date of the Recent Business Balance Sheet there has not been:

               4.8.(a)   No Adverse Change.  Any adverse change in the
          financial condition, assets, Liabilities, business, prospects or operations of Company;

               4.8.(b)   No Damage.  Any loss, damage or destruction, whether
          covered by insurance or not, affecting Company's business or properties;

               4.8.(c)   No Increase in Compensation.  Any increase in the
          compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

               4.8.(d)   No Labor Disputes.  Any labor dispute or
          disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company;

               4.8.(e)   No Commitments.  Any commitment or transaction by
          Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

               4.8.(f)   No Dividends.  Any declaration, setting aside, or
          payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder, except for a Subchapter S distribution to Shareholders on April 17, 1997;

               4.8.(g)   No Disposition of Property.  Any sale, lease or
          other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

               4.8.(h)   No Indebtedness.  Any indebtedness for borrowed
          money incurred, assumed or guaranteed by Company;

               4.8.(i)   No Liens.  Any Lien made on any of the properties or
          assets of Company;

               4.8.(j)   No Amendment of Contracts.  Any entering into,
          amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

               4.8.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Company, or any Shareholder or Affiliate;

               4.8.(l)   Credit.  Any grant of credit to any customer or
          distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit; or

               4.8.(m)   No Unusual Events.  Any other event or condition not
          in the ordinary course of business of Company.

          4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Business Balance Sheet, or in
   Schedule 4.9, to the best of Company's knowledge Company does not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Business Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Company. Except as and to the extent described in the Recent Business Balance Sheet or in Schedule 4.9, neither Company nor any Shareholder has knowledge of any basis for the assertion against Company of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

          4.10. No Litigation. Except as set forth in Schedule 4.10 there is no Litigation pending or threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation. Except as set forth in Schedule 4.10, neither Company nor its business or assets is subject to any Order.

          4.11.  Compliance With Laws and Orders.

               4.11.(a) Compliance. To the best of Company's knowledge, except as set forth in Schedule 4.11.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, and the Company has received no notice of any occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 4.11.(a), Company has not received notice of any violation or alleged violation of, and to the best of Company's knowledge is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                      (i) To the best of Company's knowledge the operation of Company's business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                      (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                      (iii) Company has delivered to Buyer copies of all reports of Company for the past five (5) years filed under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations.

               4.11.(b) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in
          Schedule 4.11.(b), are in full force and effect and except as set forth in Schedule 4.11.(b) are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.11.(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

               4.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this
          Section 4.11, the Business is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.11.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or to the best of Company's knowledge threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.11.(c), there are no past or present (or, to the best of Company's and the Shareholders' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

          4.12.  Title to and Condition of Properties.

               4.12.(a) Marketable Title. Company has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.12.(a)(i); and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized ("Permitted Real Property Liens"). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.12.(a)(ii) and Permitted Real Property Liens.

               4.12.(b) Condition. Except as set forth in Schedule 4.12.(b), all tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months. To the best of Company's knowledge all buildings, plants and other structures owned or otherwise utilized by Company are in good operating condition and repair and have no structural defects or defects materially affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

               4.12.(c) Real Property. Schedules 1.1.(a) and 1.1.(b) set forth all real property owned, used or occupied by Company (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 1.1.(b) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. No public improvements have been commenced and to Company's and Shareholders' knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. To the best of Company's knowledge no portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Neither Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, or (iv) except as set forth in
          Schedule 4.12.(c), underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

               4.12.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Company's and Shareholders' knowledge has any such condemnation, expropriation or taking been proposed.

               4.12.(e) No Certified Survey Map Required. No certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Company to Buyer (or as a prerequisite to the recording of any conveyance document) of any Owned Real Property or Leased Real Property pursuant to the terms hereof.

          4.13. Insurance. Set forth in Schedule 4.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 4.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of Ten Thousand Dollars ($10,000.00).
   All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 4.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since January 1, 1994 all general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of the Shareholders knows of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

          4.14.  Contracts and Commitments.

               4.14.(a)  Real Property Leases.  Except as set forth in
          Schedule 1.1.(b), Company has no leases of real property.

               4.14.(b)  Personal Property Leases.  Except as set forth in
          Schedule 1.1.(e), Company has no leases of personal property involving consideration or other expenditure in excess of Five Thousand Dollars ($5,000.00) or involving performance over a period of more than 12 months.

               4.14.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute an amount in excess of that required to fulfill firm Sales Contracts, or which are at an excessive price.

               4.14.(d) Sales Commitments. Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which are anticipated to result in a loss to the Company.

               4.14.(e) Contracts for Services. Company has no agreement, understanding, contract or commitment (written or oral) with any officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

               4.14.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

               4.14.(g) Collective Bargaining Agreements. Except as set forth in Schedule 4.14.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

               4.14.(h) Loan Agreements. Except as set forth in Schedule 4.14.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

               4.14.(i) Guarantees. Except as disclosed on Schedule 4.14.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

               4.14.(j) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation.

               4.14.(k) Burdensome or Restrictive Agreements. Except as set forth on Schedule 4.14.(k), Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Company. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

               4.14.(l) Other Material Contracts. Except for Purchase Orders and Sales Orders, Company has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of Five Thousand Dollars ($5,000.00), or involving performance over a period of more than 12 months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 4.14.(l) or in any other Schedule.

               4.14.(m) No Default. To the best of Company's knowledge, Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. To the best of Company's knowledge no third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

          4.15. Labor Matters. Except as set forth in Schedule 4.15, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule
   4.15 to the best of Company's knowledge, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or to the best of Company's knowledge threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or to the best of Company's knowledge threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no notice of any question concerning representation has been raised or to the best of Company's knowledge is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

          4.16.  Employee Benefit Plans.

               4.16.(a) Disclosure. Schedule 4.16.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons ("Company Employees") employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 4.16.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan.

               4.16.(b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                      (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any Liability or the imposition of any Lien under Title IV of ERISA;

                      (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                      (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Company to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                      (iv) if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

                      (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                      (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                      (vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

               4.16.(c) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any Liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to which Company is required to indemnify any person against liability incurred under any such Law or Order.

               4.16.(d) Full Funding. The funds available under each Employee Benefit Plan which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Plan were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries in connection with the funding of such Plan).

               4.16.(e) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of
          Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

               4.16.(f) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as Liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) to the best of Company's knowledge Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or to the best of Company's knowledge threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (vi) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

               4.16.(g)  Post-Retirement Benefits.  Except as set forth in
          Schedule 4.16.(g), no Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company Employees beyond their retirement or other termination of service other than
          (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

               4.16.(h) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation unless not hired by Buyer or any other payment, except as expressly provided in this Agreement, (ii) except for certain payments the Company may owe to William J. Lazzari, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

               4.16.(i) Delivery of Documents. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

                      (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                      (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

                      (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                      (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

                      With respect to each Employee Plan/Agreement for which
               an annual report has been filed and delivered to Buyer pursuant to clause (i) of this Section 4.16.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

               4.16.(j) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

          4.17. Employment Compensation. Schedule 4.17 contains a true and correct list as of December 31, 1996 of all employees to whom the Company is paying compensation, including bonuses and incentives, for services rendered or otherwise; and such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates, reflecting any increases in compensation since December 31, 1996.

          4.18. Trade Rights. Schedule 4.18 lists all Trade Rights of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.1.(f) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 4.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 4.18, and no other person has any right to use any Trade Right owned or held by Company. Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or to the best of Company's knowledge threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and to the best of Company's knowledge there are no equitable defenses to enforcement based on any act or omission of Company.

          4.19.  Major Customers and Suppliers.

               4.19.(a) Major Customers. Schedule 4.19.(a) contains a list of the ten largest customers, including distributors, of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Except as set forth on Schedule 4.19.(a), neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.19.(a) will not continue to be customers of the business of Company after the Closing at substantially the same level of purchases as heretofore.

               4.19.(b) Major Suppliers. Schedule 4.19.(b) contains a list that includes the ten largest suppliers to Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year.
          Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 4.19.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

               4.19.(c) Dealers and Distributors. Schedule 4.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Company, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

          4.20. Product Warranty and Product Liability. The Company has no express standard warranty with respect to the sale of its Products (as defined below). Schedule 4.20 contains a true, correct and complete copy of those warranty or warranties for sales of Products incorporated in the standard terms and conditions imposed by General Electric and Pratt & Whitney and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products except those specified in the Uniform Commercial Code as enacted in the relevant jurisdictions and under such jurisdictions' Common Law. Schedule 4.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Business Balance Sheet. Schedule
   4.20 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending or which to Company's or any Shareholder's knowledge are threatened, or which have been asserted or commenced against Company within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages. To the best of Company's knowledge there are no defects in manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any field fix, retrofit, modification or recall campaign requiring the Company to incur costs with respect thereto and, to Company's or any Shareholder's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been manufactured so as to meet and comply with all customer standards and specifications at time of manufacture. As used in this Section 4.20, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by Company prior to the Closing Date.

          4.21.  Affiliates' Relationships to Company.

               4.21.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 4.21.(a).

               4.21.(b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with the Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

               4.21.(c) Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 4.21.(c).

          4.22. Shareholder List. Schedule 4.22 sets forth a complete list of all the holders of capital stock of Company issued and outstanding on the date hereof, together with the number of shares held by each shareholder. Except as set forth in Schedule 4.22, each person so listed is a competent adult and is the record and the beneficial owner of all shares so listed in his or her name, with the sole right to vote, dispose of, and receive dividends or distributions with respect to such shares.

          4.23. Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the business of Company as presently conducted.

          4.24. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, except for Duff & Phelps LLC and Brian Hollander. Company is solely liable for the payment of any fees and expenses of Duff & Phelps LLC and Brian Hollander.

          4.25. Disclosure. No representation or warranty by Company and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company and/or Shareholders shall be deemed representations and warranties by the Company and the Shareholders.

   5.     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer makes the following representations and warranties to Company and the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

          5.1.   Corporate.

               5.1.(a)   Organization.  Buyer is a corporation duly
          organized, validly existing and in good standing under the laws of the State of Wisconsin.

               5.1.(b)   Corporate Power.  Buyer has all requisite corporate
          power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

          5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          5.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

          5.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

          5.5. Financial Statements. Included as Exhibit 5.5 are true and complete copies of the financial statements of Buyer as of December 31, 1995 and 1996 and the related Statements of income and cash flows for the years then ended, which financial statements will be accompanies by signed, unqualified opinions of Arthur Andersen.


   6.     EMPLOYEES - EMPLOYEE BENEFITS

          6.1. Affected Employees. "Affected Employees" shall mean employees of the Company who are employed by Buyer immediately after the Closing.

          6.2. Retained Responsibilities. Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Company's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Company, which claims were incurred prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

          6.3. Payroll Tax. Company agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Closing Date for Affected Employees.

          6.4. Termination Benefits. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after Closing. If any action on the part of Company prior to the Closing, or if the sale to Buyer of the business and assets of Company pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Company, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local "plant-closing" or similar law, such Liability shall be the sole responsibility of Company, and Company and Shareholders shall, jointly and severally, indemnify and hold harmless Buyer against such Liability.

          6.5.   Employee Benefit Plans.

               6.5.(a)   Defined Contribution Plans.  Within 90 days after
          the Closing Date, Buyer shall elect, with respect to each employee pension benefit plan that is not a defined benefit plan ("defined contribution plan") maintained by Company for any Affected Employee, either (i) or (ii).

                      (i) If this option is elected by Buyer, Company shall vest and make non-forfeitable as of the Closing Date the interest of each Affected Employee in each such defined contribution plan.

                      (ii) If this option is elected by Buyer, as soon as practicable after receipt by Buyer of a favorable determination letter with respect to a successor plan of any such defined contribution plan that is established by Buyer ("successor defined contribution plan"), Company shall transfer to such successor defined contribution plan the account of any Affected Employee still existing in such defined contribution plan. Pending such transfer, Company shall: (1) maintain the accounts of such Affected Employees on the same basis as other employees; (2) accept new funds into the accounts of such Affected Employees; and (3) make payments from the accounts of such Affected Employees to or for the benefit of the Affected Employees as Buyer may direct.

               6.5.(b)   Intentionally Left Blank.

               6.5.(c)   Delivery of Records.  Company shall deliver to Buyer
          not less than 10 days prior to the Closing Date, with respect to each Employee Plan/Agreement, information adequate to determine the liability thereunder, whether or not contingent, to any Affected Employee or other employee or former employee who is or was employed by Company and with respect to whom Buyer may have any liability, and any beneficiary or dependent of any such Affected Employee, employee or former employee, together with data, records and other documentation adequate to determine the existence and amount of such liability. Delivery of such data, records and other documentation shall be made in machine readable form, if existing, and shall be made by Company or any other person at the time providing or who has provided services with respect to the Employee Plan/Agreement. Company or persons designated by Company prior to the Closing Date will have reasonable access after the Closing Date to such items.

               6.5.(d)   No Third-Party Rights.  Nothing in this Agreement,
          express or implied, is intended to confer upon any of Company's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

   7.     OTHER MATTERS

          7.1. Title Insurance. Not less than 15 days prior to the Closing, Company, at its expense, shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owner's (or lessee's, as the case may be) policies of title insurance with respect to all Owned Real Property and Leased Real Property, together with a copy of each document to which reference is made in such commitments. In the case of Owned Real Property, such policies shall be standard ALTA Form 1990 owner's policies in the full amount of that portion of the Purchase Price allocated respectively to each subject parcel of Owned Real Property under Section 3.6 hereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances). In the case of Leased Real Property, such policies shall be upon standard ALTA Form 1990 leasehold owner's policies and in such amounts as such shall be reasonably acceptable to Buyer. In either case, all policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer's lender).

          7.2. Surveys. Not less than 15 days prior to the Closing, Company, shall provide to Buyer surveys of all Owned Real Property and all Leased Real Property prepared in accordance with ALTA/ASCM standards, each dated no more than ninety (90) days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Owned Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer. Company and Buyer shall equally pay for the cost of the survey.

          7.3. Environmental Audits. Buyer will promptly retain a firm engaged in the regular business of environmental engineering to conduct such environmental audits of Company's operations and the real estate occupied by Company as Buyer or Company in their respective discretion shall consider necessary or appropriate.

          7.4. Escrow Agreement. At the Closing, Company and Buyer shall execute and deliver an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit 7.4 hereto.

          7.5. Consulting and Noncompetition Agreements. At the Closing, Company shall cause to be delivered to Buyer an Consulting and Noncompetition Agreements, substantially in the form of Exhibit 7.5 hereto, duly executed by F. Robert Petricone and William R. Petricone.

          7.6. Noncompetition. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 7.5 hereof, Company hereby covenants and agrees that for a period of three (3) years from the Closing Date, it will not, directly or indirectly:

                      (i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                      (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                      (iii) hire, offer to hire, or solicit for employment any Affected Employee, without the prior consent of Buyer, until such person has been separated from employment by the Buyer for at least 180 days; or

                      (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business, Purchased Assets or Assumed Liabilities;

   provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend for North America and Europe. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets, being acquired by Buyer hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          7.7. Confidential Information. Neither Company nor any Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("records") containing, any confidential information concerning the Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to the Buyer hereunder. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer and vendor lists and related information, all information concerning Company's processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Company. The foregoing provisions shall not apply to any information which is an "Excluded Asset" as defined in Section 1.2, or which relates solely to one or more Excluded Assets. If at any time after Closing Company or any Shareholder should discover that it is in possession of any records containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Company and each Shareholder severally agree that they will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.
   Company hereby consents to Buyer's consultation with legal, accounting and other professional advisors to Company prior to the Closing regarding the Business, the Purchased Assets or the Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

          7.8.   Intentionally Left Blank.

          7.9.   Intentionally Left Blank.

          7.10.  Intentionally Left Blank.

          7.11. Use of Company's Name. Following the Closing, neither Company nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Stowe Machine Company, Incorporated" or any other name confusingly similar thereto, except as may be necessary for Company to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

          7.12. Sales Tax Matters. At or prior to the Closing, Company shall obtain a sales tax clearance certificate from the Connecticut Department of Revenue. At or prior to the Closing Company shall surrender to the Connecticut Department of Revenue its Connecticut seller's permit so as to cause Company to qualify for an occasional sale exemption.

          7.13. Unemployment Compensation. Company shall cooperate with Buyer in any efforts by Buyer to obtain the transfer of Company's rate under the Connecticut unemployment compensation fund applicable to Affected Employees. In connection therewith, Company will execute such documents as Buyer may reasonably request in order to effectuate such transfer.


   8.     FURTHER COVENANTS OF COMPANY AND SHAREHOLDERS

          Company and Shareholders covenant and agree as follows:

          8.1. Access to Information and Records. During the period prior to the Closing:

               8.1.(a)          Company shall, and shall cause its officers,
          employees, agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning Company as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to Company that Company or its officers, employees, agents, independent accountants or advisors shall have in their custody.

               8.1.(b)          With the prior consent of Company in each
          instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with Company for the purpose of performing Buyer's due diligence investigation.

          8.2.   Intentionally Left Blank.

          8.3. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the
   Buyer:

               8.3.(a)   No Changes.  Company will carry on its business
          diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

               8.3.(b)   Maintain Organization.  Company will take such
          action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its best efforts to preserve the business organization of Company intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Company.

               8.3.(c)   No Breach.  Company and Shareholders will not do or
          omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company and/or the Shareholders herein, or which would have required disclosure on Schedule 4.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

               8.3.(d)   No Material Contracts.  No contract or commitment
          will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

               8.3.(e)   No Corporate Changes.  Company shall not amend its
          Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

               8.3.(f)   Maintenance of Insurance.  Company shall maintain
          all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

               8.3.(g)   Maintenance of Property.  Company shall use,
          operate, maintain and repair all property of Company in a normal business manner.

               8.3.(h)   Interim Financials.  Company will provide Buyer with
          interim monthly financial statements and other management reports as and when they are available.

               8.3.(i)   No Negotiations.  Neither Company nor any
          Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any part thereof or any equity securities of Company (an "acquisition proposal"), the Company and Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

          8.4. Change of Corporate Name. Concurrently with the Closing, Company shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Buyer.

          8.5. Consents. Company and Shareholders will obtain all consents necessary for the consummation of the transactions contemplated hereby.

          8.6. Other Action. Company and Shareholders shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

          8.7. Disclosure. Company and Shareholders shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.


   9.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

          Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

          9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company and Shareholders in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

          9.2. Compliance With Agreement. Company and Shareholders shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.1.

          9.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

          9.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Buyer's obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of Company's sales or expenditures. After the Closing, Company and Shareholders will continue to use their best efforts to obtain any such consents or approvals, and neither Company nor any Shareholder shall hereby be relieved of any liability hereunder for failure to perform any of their respective covenants or for the inaccuracy of any representation or warranty.

          9.5. Title Insurance. Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Closing Date, conforming to the specifications set forth in Section 7.1 hereof.

          9.6. Estoppel Certificates. Company shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under each lease of real property which estoppel certificate or status letter certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Company under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

          9.7.   Intentionally Left Blank.

          9.8. Section 1445 Affidavit. Company shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

          9.9. Environmental Audit. The results of the environmental audit conducted pursuant to Section 7.3 shall not have disclosed any past or present condition, process or practice with respect to Company or any property owned, occupied or operated by Company which is not in full compliance with all applicable Environmental Laws or which otherwise requires remediation under any Environmental Law, if a reasonable estimate by Buyer of the cost of remediation, or the potential liability to third persons arising from such condition, process or practice, or the cost of bringing Company or such property into full compliance with all applicable Environmental Laws, would exceed $25,000 in the aggregate with respect to all matters described in this Section.

   10.    CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

          Each and every obligation of Company and Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

          10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

          10.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.2.

          10.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.


   11.    INDEMNIFICATION

          11.1. By Company and Shareholders. Subject to the terms and conditions of this Article 11, Company and each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from

               (a) the inaccuracy or breach of any representation or warranty of Company or any Shareholder contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material");

               (b) the breach of any covenant of Company or any Shareholder contained in this Agreement (regardless of whether such breach is deemed "material");

               (c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Company or any of its directors, officers, employees, Shareholders or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

               (d) any Claim of or against Company, the Purchased Assets or the business of Company not specifically assumed by Buyer pursuant hereto.

   As used in this Article 11, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements;
   (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and
   (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

          11.2.  By Buyer.  Subject to the terms and conditions of this
   Article 11, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees and controlling persons, and each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from

               (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material");

               (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or

               (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto.

          11.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is
   (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity:

               11.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall not constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 11, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

               11.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

               11.3.(c)  Indemnified Party's Rights.  Anything in this
          Article 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

          11.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the prime lending rate then being published by money center banks. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

          11.5.  Indemnification for Environmental Matters.

               11.5.(a) Indemnification. Without limiting the generality of the foregoing, Company and each Shareholder, jointly and severally (hereinafter collectively referred to in this Section 11.5 jointly and severally as "Sellers"), agree to indemnify, reimburse, hold harmless and defend Buyer for, from, and against all Claims asserted against, imposed on, or incurred by Buyer, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) is related in any way to Company's or any previous owner's or operator's ownership, operation or occupancy of the business, properties and assets being transferred to Buyer, and (B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date.

               11.5.(b) Transfers of Permits. Except with respect to those matters disclosed in the Disclosure Schedules. Sellers agree to indemnify, reimburse, defend, and hold harmless Buyer from, for and against all demands, claims, actions or causes of action arising from or in connection with the operation of the Purchased Assets by Buyer in the absence of a permit required by law, subsequent to the Closing Date and prior to transfer to the Buyer of any permits currently applicable to the Purchased Assets.

          11.6. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

               11.6.(a) Time Limitation. No claim or action shall be brought under this Article 11 for breach of a representation or warranty after the lapse of two (2) years following the Closing or for a claim under Section 11.5 after the lapse of five (5) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                      (i) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                      (ii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                      (iii) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

               11.6.(b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections
          4.24 or 5.3, an Indemnified Party shall not be entitled to indemnification under this Article 11 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 11 (but for this Section 11.6.(b)) exceeds $50,000; but in such event, the Indemnified Party shall be entitled to indemnification in full up to a maximum amount of $750,000, except for indemnification pursuant to Section 11.5.(a) with respect to which there shall be no limit.

          11.7. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material."


   12.    CLOSING

          The closing of this transaction ("the Closing") shall take place at the offices of Sorokin Sorokin Gross Hyde & Williams PC, One Corporate Center, Hartford, Connecticut, at 9:00 A.M. on June 16, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

          12.1. Documents to be Delivered by Company and Shareholders. At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

               12.1.(a) Deeds, Bills of Sale. Warranty deeds to real estate and bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

               12.1.(b) Compliance Certificate. A certificate signed by the chief executive officer of Company that each of the representations and warranties made by Company and Shareholders in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and Shareholders have performed and complied with all of Company's and Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               12.1.(c) Opinion of Counsel. A written opinion of Sorokin Sorokin Gross Hyde & Williams PC, counsel to Company and Shareholders, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit 12.1.(c) hereto.

               12.1.(d) Employment and Noncompetition Agreements. The Employment and Noncompetition Agreements referred to in Section 7.5, duly executed by the persons referred to in such Section.

               12.1.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors and the Shareholders of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               12.1.(f) Escrow Agreement. The Escrow Agreement duly executed by Company and the Escrow Agent in the form of Exhibit 7.4 hereto.

               12.1.(g) Articles; By-laws. A copy of the By-laws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

               12.1.(h) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

               12.1.(i)  Intentionally Left Blank.

               12.1.(j) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

          12.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

               12.2.(a) Cash Purchase Price. To Company a certified or bank cashier's check or wire transfer as required by Section 3.2.(c) hereof, and to the Escrow Agent, a certified or bank cashier's check or wire transfer as required by Section 3.2.(b) hereof.

               12.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of Company Liabilities as provided for in Article 2.

               12.2.(c) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               12.2.(d) Opinion of Counsel. A written opinion of Wayne E. Larsen, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit 12.2.(d) hereto.

               12.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               12.2.(f) Escrow Agreement. The Escrow Agreement duly executed by Buyer and the Escrow Agent in the form of Exhibit 7.4 hereto.

               12.2.(g) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

               12.2.(h) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

               12.2.(i) Promissory Note. The Note described in Section 3.2.(d) of this Agreement.


   13.    TERMINATION

          13.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
   Closing:

               13.1.(a)  by mutual written agreement of Buyer and Company, or

               13.1.(b) by either Buyer or Company if the Closing shall not have occurred on or before August 1, 1997, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

          13.2.  Termination for Breach.

               13.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Company shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 13.2.(c) hereof.

               13.2.(b) Termination by Company. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company, or (ii) there has been a failure of satisfaction of a condition to the obligations of Company which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, then Company may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
          Section 13.2.(c) hereof.

               13.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 15.9 of this Agreement shall survive termination.


   14.    INTENTIONALLY LEFT BLANK


   15.    MISCELLANEOUS

          15.1. Disclosure Schedule. The Schedules referenced from time to time in the body of this Agreement are sometimes collectively referred to herein as the "Disclosure Schedule." The Disclosure Schedule in its entirety constitutes a part of this Agreement. Information set forth in any portion of the Disclosure Schedule shall be deemed disclosed for all purposes hereunder, so long as its import is clearly stated or summarized.

          15.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Company and the Shareholders and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

          15.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that Company's approval shall not be required as to any statements and other information which Buyer may submit to Buyer's stockholders.

          15.4.  Assignment; Parties in Interest.

               15.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder.

               15.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          15.5. Equitable Relief. Company and each Shareholder agree that any breach of the Company's obligation to consummate the sale of the Purchased Assets on the Closing Date, any breach of any noncompetition obligation imposed by Section 7.6 hereof or by any agreement delivered to Buyer pursuant to Section 7.5 hereof, or any breach by Company or any Shareholder of its or their obligations imposed by Section 7.7 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 15.5 shall not be construed to limit Buyer's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

          15.6. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Process and pleadings mailed to a party at the address provided in Section 15.8 shall be deemed properly served and accepted for all purposes.

          15.7. Amendment and Modification. Buyer, and Company and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          15.8. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

               (a)    If to Buyer, to:

                      Ladish Co., Inc.
                      5841 South Packard Avenue
                      Cudahy, Wisconsin  53110
                      Attention:  K. L. Woody
                      Facsimile:  (414) 747-2602

                      (with a copy to)

                      Ladish Co., Inc.
                      5841 South Packard Avenue
                      Cudahy, Wisconsin  53110
                      Attention:  Wayne E. Larsen
                      Facsimile:  (414) 747-2890

   or to such other person or address as Buyer shall furnish to Company in writing.

               (b)    If to Company or Shareholders, to:

                      William R. Petricone
                      406 Windtree
                      Torrington, Connecticut  06790

                      (and)

                      F. Robert Petricone
                      East Chestnut Hill Road
                      Litchfield, Connecticut  06759

                      (with a copy to)

                      Sorokin Sorokin Gross Hyde & Williams PC
                      One Corporate Center
                      Hartford, Connecticut  06103
                      Attention:  Morris Banks, Esq.
                      Facsimile:  (860) 522-1781

   or to such other person or address as Company shall furnish to Buyer in writing.

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

          15.9. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

               15.9.(a) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

                      (i) Transfer Taxes. Any sales, use (except for use taxes associated with relicensing Company automobiles), excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                      (ii) Title Insurance Premiums. All premiums for the issuance of the title insurance policies issued pursuant to
               Section 9.5 hereof, and one-half the cost of surveys performed pursuant to Section 7.2.

                      (iii) Environmental Audit. One-half of the fees and other expenses relating to the environmental audit performed pursuant to Section 7.3 hereof.

                      (iv) Professional Fees. All fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

               15.9.(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

               15.9.(c) Costs of Litigation or Arbitration. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

          15.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          15.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          15.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

          15.13. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

          "Affected Employees" - Section 6.1
          "Affiliate" - Section 1.2.(e)
          "Assumed Contracts" - Section 2.1.(b)
          "Assumed Liabilities" - Section 2.1
          "Buyer's Affiliates" - Section 11.1
          "CERCLA" - Section 4.11.(c)
          "Claim" - Section 11.1
          "Closing" - Preamble to Article 12
          "Closing Date" - Section 12
          "Closing Business Balance Sheet" - Section 3.3.(b)(i)
          "Code" - Section 3.6
          "Company Employees" - Section 4.16.(a)
          "Contracts" - Section 1.1.(g)
          "Disclosure Schedule" - Article 15.1
          "Employee Plans/Agreements" - Section 4.16.(a)
          "Environmental Laws" - Section 4.11.(c)
          "ERISA" - Section 4.16.(a)
          "Escrow Agreement" - Section 7.4
          "Escrow Funds" - Section 3.2.(b)
          "Excluded Assets" - Section 1.2
          "Government Entities" - Section 2.2.(k)
          "IRS" - Section 3.6
          "Indemnified Party" - Section 11.3.(a)
          "Indemnifying Party" - Section 11.3.(a)
          "Inventory" - Section 1.1.(d)
          "Laws" - Section 2.2.(k)
          "Leased Real Property" - Section 1.1.(b)
          "Liability" - Section 2.1
          "Lien" - Section 4.12.(a)
          "Litigation" - Section 2.2.(f)
          "Net Working Capital" - Section 3.3.(a)
          "Note" - Section 3.2.(d)
          "Orders" - Section 2.2.(k)
          "Owned Real Property" - Section 1.1.(a)
          "PBGC" - Section 4.16.(b)
          "Permitted Real Property Liens" - Section 4.12.(a)
          "Personal Property Leases" - Section 1.1.(e)
          "Products" - Section 4.20
          "Purchased Assets" - Section 1.1
          "Purchase Orders" - Section 1.1.(g)
          "Purchase Price" - Section 3.1
          "Real Property" - Section 4.12.(c)
          "Real Property Leases" - Section 1.1.(b)
          "Recent Business Balance Sheet" - Section 3.3.(b)(i)
          "Sales Orders" - Section 1.1.(g)
          "Settlement Date" - Section 3.2.(e)
          "Third Accounting Firm" - Section 3.3.(b)(iii)
          "Trade Rights" - Section 1.1.(f)
          "Waste" - Section 4.11.(c)

   Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

   STOWE MACHINE COMPANY,               LADISH CO., INC.
   INCORPORATED


   By:    /s/                           By:   /s/

   Attest:     /s/                      Attest:   /s/


   /s/ F. Robert Petricone
   F. Robert Petricone


   /s/ William R. Petricone
   William R. Petricone